Exhibit 99.1
Commercial Metals Company CEO Adopts 10b5-1 Stock Trading Plan
          Irving, TX — January 27, 2006 — Commercial Metals Company (NYSE:CMC) today announced that Stanley A. Rabin, Chairman and Chief Executive Officer, has executed a prearranged systematic personal stock trading plan pursuant to, and intended to comply with, Rule 10b5-1 under the Securities Exchange Act of 1934 and with CMC’s policies with respect to insider sales.
          Rule 10b5-1 permits officers and directors of public companies to establish prearranged written plans for selling specified amounts of stock over a predetermined period of time. The plans may be entered into only when the insider is not in possession of material, nonpublic information and may be modified or revoked only in limited circumstances. The plans permit the gradual and orderly diversification of investment portfolios for estate planning and other purposes.
          Under the plan, Mr. Rabin, 67 years of age, has directed a broker unaffiliated with the company to sell, subject to certain conditions, up to 180,000 shares of CMC common stock over a period of approximately 36 months, ending in February 2009. The sales, to be made at roughly quarterly intervals commencing no earlier than February 10, 2006, are part of Mr. Rabin’s personal estate planning goals.
          If the sale of all the 180,000 shares under the trading plan is completed, Mr. Rabin would continue to own beneficially more than 1,070,000 shares of Commercial Metals Company common stock including existing options or equivalents exercisable within 60 days. All sales under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The Form 4 filings will also be posted on the company’s website www.commercialmetals.com under “About the Company,” “Investor Relations” at “Section 16 Filings.”
          Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2006-10